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                                                                   EXHIBIT 10.44


                        TAX ALLOCATION AGREEMENT BETWEEN
                           DART GROUP CORPORATION AND
                             TRAK AUTO CORPORATION


         THIS TAX ALLOCATION AGREEMENT, dated as of December 27, 1994, by and between Dart Group Corporation, a Delaware corporation ("Dart"), and Trak Auto Corporation, a Delaware corporation ("Trak Auto"). This agreement shall apply to taxable years of Trak Auto beginning on or after January 28, 1995.

                                  WITNESSETH:

         WHEREAS, Dart and certain of its subsidiaries comprise a consolidated group, as defined in Section 1.1502-1(h) of the Treasury Regulations issued under the Internal Revenue Code of 1986, as amended (the "Code") (the "Initial Group"); and

         WHEREAS, Trak Auto and certain of its subsidiaries comprise a consolidated group, as defined in Section 1.1502-1(h) of the Treasury Regulations (the "Trak Auto Group"); and

         WHEREAS, Trak Auto will become a member, within the meaning of Section 1504(a) of the Code, of the affiliated group of which Dart is the common parent and, consequently, the members of the Trak Auto Group and the Initial Group will become members of the same consolidated group (the combined groups shall hereinafter be collectively referred to as the "Expanded Group"); and

         WHEREAS, Dart and Trak Auto have reached an agreement concerning the allocation of U.S. tax liability between the Initial Group and the Trak Auto Group based on the economic privileges and rights that would have accrued to each group from the filing of returns as separate consolidated groups;

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements hereinafter contained, the parties hereto agree as follows:

                 1.                   DEFINITIONS.  For purposes of this
                          Agreement, the following terms shall apply:

         1.1 "Expanded Group Taxable Year" shall mean any taxable period in which the Trak Auto Group is included in a consolidated group, as defined in section 1.1502-1(h) of the Treasury Regulations, of which Dart is the common parent.

         1.2 "Separate Consolidated Taxable Income" shall mean the amount of taxable income a group (i.e., the Initial Group, the Trak Auto Group or the Expanded Group) would have for any taxable period if each group were to file separate consolidated returns for United States federal income tax purposes, subject to the following modifications and principles:

         (a) Dividends received by the Initial Group from the Trak Auto Group will be treated as qualifying for the 100 percent dividends received deduction.

         (b) Gain or loss on intercompany transactions, whether deferred or not, between any members of the Expanded Group will not be taken into account until required by Section 1.1502-13 of the Treasury Regulations.

         (c) Limitations on the calculation of deductions, the utilization of credits, or the calculation of liability will be made on a
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                 consolidated basis for the Expanded Group as a whole.

         (d) Short and long-term capital gains and losses shall be separately determined for each group.

         (e) Carrybacks and carryforwards of tax attributes will be determined separately for each group and will be taken into account when absorbed.

         (f) Alternative minimum taxable income will be separately determined for each group, taking into account the principles set forth in this Section 1.2.

         (g) Other adjustments, consistent with the foregoing modifications and principles, will be made as appropriate to carry out the intent of this Agreement.

         1.3 "Separate Group Tax Liability" shall mean for any group (i.e., the Initial Group, the Trak Auto Group, or the Expanded Group) for any taxable period, the sum of (a) the amount of United States federal income tax liability each group would have had if it had filed a consolidated return reporting its Separate Consolidated Taxable Income and (b) the amount of any state income or franchise tax liability each group would have had if its members had filed in each state on a separate basis (though filing combined returns with other members of their own group where appropriate).

                 2.                   CONSOLIDATED RETURN.  The Trak Auto Group
                          shall cooperate with Dart in filing a consolidated federal income tax return for the Expanded
                          Group and consolidated or combined state income tax returns (where beneficial to the Expanded Group as a whole) for each Expanded
                          Group Taxable Year. Dart and Trak Auto shall file such consents and other documents and take such actions as may be necessary to file consolidated tax returns for the Expanded Group. Dart or its designee shall have the responsibility and authority on behalf of the Expanded Group to make tax payments due to tax authorities and to collect all refunds due from tax authorities.

                 3.                   INDEMNIFICATION.  Dart shall indemnify
                          the Trak Auto Group against any Separate
                          Group Tax Liability of the Initial Group that may be assessed against any member of the Trak Auto Group for any Expanded Group Taxable Year.


                 4.       TRAK AUTO LIABILITY TO DART FOR EXPANDED GROUP
                          TAXABLE YEARS.

         4.1 Liability. If for any Expanded Group Taxable Year the Trak Auto Group has a Separate Group Tax Liability, Trak Auto shall be obligated to pay Dart the amount of the Trak Auto Group's Separate Group Tax Liability in the manner provided in Sections 4.2 through 4.4.

         4.2 Timing and Amount of Payment. Trak Auto shall be required to make payments of its Separate Group Tax Liability to Dart no later than 120 days after the end of any Expanded Group Taxable Year for which the Expanded Group has a Separate Group Tax Liability. The amount of Trak Auto's payment for each such Expanded Group Taxable Year shall equal the lesser of (a) the Trak Auto Group's Separate Group Tax Liability for such year and all prior years ("cumulative Separate Group Tax Liability") reduced by any amounts of such

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Separate Group Tax Liability previously paid or (b) the amount of the
Expanded Group's Separate Group Tax Liability for such year. Any portion of the Trak Auto Group's cumulative Separate Group Tax Liability that is not paid to Dart for any Expanded Group Taxable Year pursuant to this Section 4.2 shall be carried forward indefinitely and shall be paid by Trak Auto to Dart in subsequent years in accordance with the terms of this Section 4.2.

         4.3 No Interest or Costs. Trak Auto shall not pay Dart any interest or costs with respect to any deferral of payment pursuant to Section 4.2.

         4.4 Election to Defer Payment. If Trak Auto is required to pay an amount of its Separate Group Tax Liability to Dart no later than 120 days after the end of an Expanded Group Taxable Year pursuant to Section 4.2, Trak Auto may elect to defer payment of such amount for up to five years from the date payment is otherwise due. Any amount deferred pursuant to this Section 4.4 shall bear interest at the prime rate, adjusted quarterly as of the first day of each calendar quarter, as published in the "money rates" column of the Wall Street Journal until such amount is paid.

                 5.       DART LIABILITY TO TRAK AUTO FOR EXPANDED
                          GROUP TAXABLE YEARS.

         5.1 Liability. If for any Expanded Group Taxable Year, the Separate Group Tax Liability of the Initial Group would be reduced by taking into account net operating losses or credits of the Trak Auto Group (determined on the basis of the Trak Auto Group's Separate Taxable Income), Dart shall pay Trak Auto an amount equal to the amount of such reduction.

         5.2 Timing of Payment. Any payment required by Section 5.1 shall be made within 120 days after the end of the Expanded Group Taxable Year in which the liability arises. Any amount not paid by the due date shall bear interest at the prime rate, adjusted quarterly as of the first day of each calendar quarter, as published in the "money rates" column of the Wall Street Journal until such amount is paid.

                 6.                   TAX ADJUSTMENTS.  In the event of any
                          adjustment of the Separate Group Tax
                          Liability of the Expanded Group, by reason of the filing of an amended return or claim for refund (including a claim for refund by reason of carrying back a net operating loss), or arising out of an audit by a taxing authority, the Separate Group Tax Liabilities of the Trak Auto Group, the Initial Group and the Expanded Group shall be redetermined for purposes of this Agreement to give effect to any such adjustment as if it had been made as part of the original computation of Separate Group Tax Liability, and the amount and timing of payments between Dart and Trak shall be redetermined in accordance with the terms of Sections 4 and 5; provided however, that no amount shall be considered due as a consequence of such adjustment or refund until 120 days after the adjustment is finally determined or the refund is paid.

                 7.                   FURNISHING OF TAX INFORMATION TO DART.
                          Trak Auto shall deliver to Dart or its
                          designee before such date as is reasonably
                          determined by Dart all data required for the
                          determination of the Trak Group's Separate Group Taxable Income and for preparing the Expanded Group's consolidated return and making estimated tax payments. Such tax data shall have been
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                          reviewed by the principal financial officer
                          of Trak Auto, and shall be as full and complete as would have been required to file a separate consolidated return for the Trak Auto Group
                          (or to pay estimated taxes with respect thereto).

                      vii . EARNINGS AND PROFITS ADJUSTMENTS. This Agreement is not intended to establish the method by which the earnings and profits of each member of the Expanded Group will be determined. Dart reserves the right to elect the method for allocating tax liability for the purposes of determining earnings and profits as set forth in Sections 1.1552-1(a) and 1.1502-33(d) of the
                                      Treasury Regulations.


                 8.                   MISCELLANEOUS PROVISIONS.

         9.1 Authority to Change Agreement. Trak Auto hereby agrees that Dart as the common parent of the Expanded Group shall have the authority to make any alterations in this Agreement that are needed to comply with changes in the provisions of the Code, Treasury Regulations, or state provisions relating to consolidated income tax returns.

         9.2 Consent to Regulations. Trak Auto, for itself and on behalf of all the members of the Trak Auto Group, consents to joining in the Expanded Group consolidated return and to reporting in accordance with all regulations relating to the filing of a consolidated tax return.

         9.3 Term of Agreement. This Agreement shall be effective on the date Trak Auto becomes a member of the Expanded Group and shall remain in effect between Dart and Trak Auto with respect to any Expanded Group Taxable Year in which the parties hereto are included as members of the Expanded Group.

         9.4 Subsequent Alterations and Modifications. Subject to the rights of Dart set forth in Section 9.1 hereof to modify the provisions of this Agreement for purposes of conforming with the applicable provisions of the Code or Regulations relating to consolidated income tax returns, all alterations and modifications of this Agreement shall be in writing and signed by all parties.

         9.5 Elections. Trak Auto, for itself and on behalf of all members of the Trak Auto Group, hereby agrees that Dart, as the common parent, shall have the authority to make any or all elections which are available under the Code, Regulations, or state provisions.

         9.6 Subsidiaries. If at any time the Initial Group or the Trak Auto Group acquires or creates one or more subsidiary corporations that are affiliated, within the meaning of section 1504(a), with the Initial Group or the Trak Auto Group, respectively, such subsidiary corporations shall be included in the Initial Group or the Trak Auto Group, as the case may be, and all references to the Initial Group or the Trak Auto Group herein shall thereafter be interpreted to include such subsidiaries.

         7.7 Successors. This Agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto (including but not limited to any successor of Dart or Trak Auto succeeding to the tax attributes of either under Section 381 of the Internal Revenue Code), to the same extent as if such successor had been an
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original party to this Agreement.

IN WITNESS THEREOF, the parties hereto have caused their names to be subscribed and executed by their respective authorized officers on the date indicated above.



                                        DART GROUP CORPORATION


                                        BY: /s/ Robert A. Marmon
                                            ---------------------
                                        Name: Robert A. Marmon
                                        Title:  Chief Financial Officer


                                        TRAK AUTO CORPORATION


                                        BY: /s/ R. Keith Green
                                            ---------------------
                                        Name:   R. Keith Green
                                        Title:  President